EXHIBIT 21.1

SUMMIT MIDSTREAM PARTNERS, LP
LIST OF SUBSIDIARIES

Name	State or other jurisdiction of incorporation or organization
Summit Midstream Holdings, LLC	Delaware
Grand River Gathering, LLC	Delaware
DFW Midstream Services LLC	Delaware
Bison Midstream, LLC	Delaware
Summit Midstream Finance Corp.	Delaware
Red Rock Gathering Company, LLC	Delaware
Polar Midstream, LLC	Delaware
Epping Transmission Company, LLC	Delaware
Summit Midstream Utica, LLC	Delaware
Meadowlark Midstream Company, LLC	Delaware
Tioga Midstream, LLC	Delaware
Summit Midstream OpCo, LP	Delaware
Summit Midstream OpCo GP, LLC	Delaware

EX 21.1-1